Exhibit 10.1

EXECUTION COPY

This PATENT ASSIGNMENT AND LICENSE AGREEMENT, dated May 21, 2008 (“Effective Date”), is entered into by and between Ribotask ApS, having its offices at Søndre Boulevard 44, 3, 5000 Odense C, Denmark, being a corporation established under the laws of Denmark (“Assignor”), and Nastech Pharmaceutical Company Inc., having its offices at 3830 Monte Villa Parkway, Bothell, WA 98021, being a corporation established under the laws of the State of Delaware, United States of America (“Assignee”).

WHEREAS, Assignor has the right to assign the Assigned Patents (as defined below) and Assignee desires to acquire ownership of the Assigned Patents; and

WHEREAS, Assignor desires to obtain a certain license from Assignee to the Assigned Patents;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, Assignor and Assignee agree as follows:

Section 1. Certain Definitions; Interpretation

1.1 For the purposes of this Agreement, unless the context otherwise requires, the following terms will have the respective meanings set out below and grammatical variations of such terms will have corresponding meanings:

“Agreement” means this Patent Assignment and License Agreement.

“Assigned Patents” means all patents and applications for patent identified in Exhibit A hereto and any existing or future foreign counterpart patents or patent applications claiming priority from any of the patents listed on Exhibit A and any substitutes, divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, and the like of any of such patents listed on Exhibit A or foreign counterparts.

“Affiliate” means a corporation or business entity that directly or indirectly (1) is controlled by, controls, or is under common control with any entity (which solely for the purpose of this definition means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation or other business entity, whether through the ownership of fifty percent (50%) or more (or the maximum ownership interest permitted by law) of the voting securities or other interest in the corporation or business, by contract, or otherwise) or (2) has the right to be allocated net income or to receive payment of cash equal to fifty percent (50%) or more (or the maximum interest permitted by law) of such net income or cash.

“Confidential Information” means all proprietary and non-public business or technical information, whether or not patentable, disclosed by one Party to the other Party either in writing and marked “confidential” or disclosed orally and reduced to a writing marked “confidential” within 30 days after the initial oral disclosure and shall include, without limitation, all Patent-Related Information, which shall be deemed Confidential Information of Assignee from and after the Effective Date. Notwithstanding the foregoing, “Confidential Information” shall not include any information that: (i) was in the public domain as of the Effective Date or comes into the public domain during the term of this Agreement through no act of the receiving Party; (ii) was independently known to the receiving Party as shown by the receiving Party’s written records prior to receipt from the disclosing Party, or made available to the receiving Party by a Third Party without any violation of the obligations of such Third Party or the receiving Party to the other Party; (iii) is independently conceived, invented, or acquired by the receiving Party by persons who were not exposed to Confidential Information.

“Cover” (including variations thereof such as “Covered” or “Covering”) means that the manufacture, use, importation or sale of a product or material of any kind (whether in the form of a kit, reagent, testing material, or otherwise) would infringe a Valid Claim of an Assigned Patent in the absence of ownership of or a grant of rights under such Assigned Patent. The determination of whether an item is Covered by a Valid Claim shall be made on a country by country basis.

“Covered Product” means a product or material of any kind (whether in the form of a kit, reagent, testing material, or otherwise), the manufacture, use, importation or sale of which is Covered by a Valid Claim contained in an Assigned Patent.

“Net Sales” means the gross invoice price of each Covered Product invoiced by a Party or such Party’s Related Parties to the first Third Party, after deducting (if not previously deducted) from the amount invoiced or received the following (provided such deductions shall be incurred reasonably for the benefit of the Covered Product):

(a) trade and quantity discounts other than early pay cash discounts;

(b) returns, rebates, chargebacks and allowances;

(c) discounts pursuant to indigent patient programs and patient discount programs to include coupons;

(d) retroactive price reductions that are actually allowed or granted;

(e) sales commissions paid to Third Party distributors and/or selling agents (which shall not include sales organizations, whether contracted or internal to the Assignee); and

(f) sales or excise taxes, custom duties, and other governmental charges, to the extent separately stated on the applicable invoice.

“New Drug Application” means the procedure defined by the United States Food and Drug Administration, which must be adhered to in order to obtain FDA approval of a new drug.

“Party” or “Parties” means Assignor or/and Assignee.

“Patent Agency” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority to grant legally enforceable protection to inventions or discoveries.

“Patent-Related Information” means, for each Assigned Patent, the file wrapper and file history for such Assigned Patent, any and all correspondence with any Patent Agency with respect to an Assigned Patent (including any application, whether or not a patent issued), and all internal disclosures, memoranda, legal opinions, prior art, data, lab notes, and other documentation and materials relating to or implementing each invention disclosed in such Assigned Patent.

“Quarterly Net Sales” shall mean the Net Sales invoiced during a calendar quarter (January-March, April-June, July-September and October-December).

“Related Parties” means the Affiliates and sublicensees of a Party.

“Third Party” means any individual, estate, trust, partnership, joint venture, association, firm, corporation, company or other entity which is not a Party hereto or an Affiliate of such Party (or solely for purposes of calculating Net Sales, is not a sublicensee of such Party).

“Valid Claim” shall mean (as to whether a molecule, formulation, method of use or other activity is Covered) any claim set forth in an issued and unexpired Assigned Patent or application which Patent or application (i) has not been revoked or held unenforceable, unpatentable or invalid by a final decision of a court or a governmental agency of competent jurisdiction (including without limitation any competent patent office), from which decision no further appeal is possible (ii) has not been withdrawn, disclaimed, denied or admitted by the holder of the application or the patent to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise and (iii) with respect to a pending Patent application, has not been pending for more than ten (10) years.

1.2 The division of this Agreement into sections and subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section or subsection refers to the specified section or subsection of this Agreement.

1.3 In this Agreement, words importing the singular number only will include the plural and vice versa, words importing gender will include all genders and words importing persons will include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.4 In this Agreement “hereof”, “herein”, “hereby”, “hereto” and similar terms refer to this Agreement and not to any particular clause, paragraph or other part of this Agreement. References to particular clauses are to clauses of this Agreement unless another document is specified.

1.5 In this Agreement “including” means including without limitation or prejudice to the generality of any description, definition, term or phrase preceding that word, and the word “include” and its derivatives will be construed accordingly.

Section 2. Assignment of Assigned Patents

2.1 For and in consideration of the payments specified in Section 3 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Assignor, the Assignor hereby (subject to the terms of this Agreement) by these presents does sell, assign and transfer to Assignee all right, title and interest in the United States of America and throughout the world in and to the Assigned Patents existing now or in the future, the inventions claimed in such Assigned Patents and the Patent-Related Information, including without limitation:

(a) the right to prosecute the Assigned Patents with any Patent Agency, and to do so in its own name;

(b) all right, title and interest in the United States of America and in the world, in, to and under all patents granted directly or indirectly on or as a result of the Assigned Patents and any reissues, reexaminations, renewals or extensions of any thereof;

(c) the right to claim any and all benefits with respect to the Assigned Patents which are or may be available in any country under the International Convention For The Protection of Industrial Property, and any like treaties or laws;

(d) the right to claim and to enjoy the benefit of any priority dates established by the Assigned Patents; and

(e) the right to sue for past, present and future infringements of the Assigned Patents.

Assignor’s rights, title and interest (including in each case with respect to clauses (a) through (e) above) are sold, assigned and transferred free and clear of all encumbrances, said Assigned Patents and the Patent-Related Information to be owned, held and enjoyed by the Assignee and its successors and assigns as fully and exclusively as it would have been held and enjoyed by the Assignor had this assignment and transfer not been made.

2.1.1 As promptly as practicable following the execution of this Agreement, Assignor shall deliver to Assignee all copies and other physical embodiments of the Patent-Related Information in Assignor’s possession or control in such form as they may exist on the Effective Date.

2.1.2 From and after the Effective Date, Assignee shall be solely responsible for all actions and all costs whatsoever, including attorney’s fees, arising after the Effective Date and associated with the perfection of rights, title, and interest in and to the Assigned Patents, provided however, that promptly upon request by Assignee but in any event not later than thirty (30) business days after the Effective date, Assignor shall deliver to Assignee an executed recordable assignment document having the form and substance of Exhibit B (including Attachment A thereto). Upon Assignee’s written request, Assignor shall execute and deliver to Assignee any written documents necessary or appropriate, in Assignee’s sole discretion, to effectuate the assignment to Assignee of any and all of Assignor’s rights to the Assigned Patents as provided above, and will, at Assignee’s sole expense, execute all papers and perform any other lawful acts requested by Assignee for the preparation, prosecution, procurement, maintenance, enforcement and defense of the Assigned Patents throughout the world, and will execute all documents and perform any other lawful act necessary to vest in Assignee all of Assignor’s right, title and interest in and to the Assigned Patents. To the extent that, for any reason or no reason, the Assignor fails to comply with Assignor’s obligations described above, Assignor hereby appoints Assignee as the Assignor’s attorney in fact to execute and deliver any documents, and perform any acts, that the Assignor would otherwise lawfully be obligated to execute and deliver or perform pursuant to this Section 2.1.

2.1.3 Assignee’s representatives shall be responsible for preparing, perfecting, recording and translating any documents that Assignee records to perfect its right, title and interest in Assigned Patents with the Patent Agencies in any jurisdiction. Assignee shall provide Assignor from time to time with any documents requiring Assignor’s signature to the extent necessary for recording (together with an English translation thereof, if requested), in a form similar to Exhibit B except for any additional or different terms and conditions as may commonly exist or would be necessitated by law in patent assignments by Assignor under the laws of the local jurisdiction.

2.1.4 Subject to Section 6.4 and 6.5, from and after the Effective Date, Assignee shall have the sole and absolute discretion to control the preparation, filing, prosecution and maintenance of the Assigned Patents, using counsel of its choice, and the Assignor shall cooperate, at the sole expense of the Assignee, with all reasonable requests of the Assignee for assistance in the preparation, filing, prosecution and maintenance of the Assigned Patents. Assignee shall be solely responsible for all costs whatsoever, including attorney’s fees, arising after the Effective Date and associated with the preparation, filing, prosecution and maintenance of the Assigned Patents, including any maintenance fees which become due for the Assigned Patents after the Effective date. Assignor agrees to assist Assignee in implementing such rights as follows:

(a) On or prior to the Effective Date, Assignor shall have provided to Assignee a report listing all patent dockets and the names of attorneys, law firms or foreign patent agents, as the case may be, currently assigned to the preparation and prosecution of all Assigned Patents in the United States and foreign jurisdictions. Such report shall accurately identify (i) all Assigned Patents that have foreign statutory bar dates (i.e., dates by which foreign or international patent applications must be filed), but which have not, as of the Effective Date, been filed in the relevant foreign jurisdictions, and (ii) all maintenance and/or annuity fees (United States and foreign) on Assigned Patents that are due between the Effective Date and March 31, 2009.

(b) Promptly following execution hereof, Assignor shall notify the attorneys, law firms and foreign patent agents identified on the list referred to in Section 2.1.4(a) of the transactions contemplated by this Agreement, including the assignment hereunder to Assignee to all Assigned Patents.

(c) Upon the written request of Assignee and at Assignee’s expense, Assignor will, through its foreign patent agents, provide communications to, and receive communications from, foreign Patent Agencies regarding authorizations, patent filings and prosecution responses for a period of up to ninety (90) days after the Effective Date.

(d) Assignee hereby grants to Assignor a power of attorney to act on behalf of Assignee and to direct attorneys and agents on behalf of Assignee with respect to preparation, filing, prosecution and maintenance, as the case may be, for Assigned Patents for a period of ninety (90) days after the Effective Date to the extent necessary or appropriate to carry out the transition activities contemplated by this Section 2.1.4. This power of attorney may be implemented by any of the patent counsel of Assignor or through the attorneys, law firms and foreign patent agents retained by Assignor (including those persons or law firms expressly identified on the list referred to in Section 2.1.4(a)) such that those persons and law firms are authorized to rely upon this power of attorney. Unless there is insufficient time, prior to exercising a power of attorney, Assignee shall be given the opportunity to comment on any pending action and such comments must be accepted by the person exercising the Power of Attorney.

(e) Except as expressly provided in this Section 2.1.4, all patent application filing costs, all prosecution costs for pending applications and all maintenance and annuity costs for the Assigned Patents shall be borne by Assignor if due or incurred prior to the Effective Date and shall be borne by Assignee if incurred after the Effective Date. However, the Parties agree that Assignee shall reimburse Assignor for all patent application filing costs and all prosecution costs for pending applications reasonably incurred by Assignee with respect to the Assigned Patents during the period from May 1, 2008 through the Effective Date.

2.1.5 The Assignor will execute all such documents and do all such acts as may be necessary or proper to support the acceptance of any application included in the Assigned Patents and for procuring the grant of a patent pursuant to such application. In the event that the United States Patent and Trademark Office (“USPTO”) or any other Patent Agency sends to either Party an objection, rejection, office action, a query, or a request demanding further information, clarification or explanation, the Assignor shall make available to the Assignee all information and render reasonable assistance with a view to satisfying the USPTO or such Patent Agency that a patent should issue on the disclosed invention in the form applied for.

2.1.6 In the event that the validity, enforceability or ownership of any Assigned Patent is challenged on any point upon which the Assignor has or can procure information or advice which may assist in meeting and defeating or reducing the effect of such challenge, the Assignor agrees and/or undertakes to supply or procure the supply of such information and/or advice without unreasonable delay but subject to the right to charge the Assignee out-of-pocket expenses properly and reasonably incurred in pursuance of this provision.

2.1.7 In support of the patenting and utilization of the inventions disclosed in the Assigned Patents by Assignee, Assignor agrees, upon the written request of Assignee, to make corresponding assignments to Assignee, as may be appropriate, of its rights and remedies against the inventors thereof, or any of them, so far as relating to such inventions and arising by operation of law, estoppel, implication or express contract, including, without limitation, those rights as expressed in contracts between Assignor and present and past employees and consultants.

2.1.8 If the assignment of any Assigned Patents would impose or result in any obligation of Assignor to make any payments under applicable law or by reason of agreement existing prior to the Effective Date to inventors under the laws of any country, Assignee hereby undertakes to make such payment in the place and stead of Assignor. Exhibit C hereto sets forth each such obligation of Assignor in effect on the Effective Date, and Assignor agrees to notify Assignee in writing at least sixty (60) days in advance of incurring any additional obligation(s) to make such payments.

2.2 In the event that Assignee shall contemplate or commence any judicial or administrative proceedings under any Assigned Patents, Assignor shall cooperate with Assignee in respect of such proceeding or contemplated proceeding. Assignor’s cooperation shall include providing relevant information and documents that are in Assignor’s possession and making personnel available on reasonable request for interview by counsel, and for execution of affidavits, depositions and trial testimony if reasonably deemed necessary or desirable. Assignee shall reimburse Assignor for all of Assignor’s out-of-pocket expenses with respect to the foregoing.

2.3 Notwithstanding the above, Assignor shall without compensation assist in the assignment of the Assigned Patents to the Assignee to a reasonable extent based on a comparable assignment within the industry. If Assignor assists Assignee beyond such reasonable extent, Assignor shall be entitled to charge Assignee a fee for the assistance based on extra time used in compliance with industry standards. Any out-of-pocket expenses incurred by Assignor shall be reimbursed, if such expense prior was approved by Assignee.

Section 3. Consideration

3.1 As an inducement to Assignor to execute this Patent Assignment Agreement, Assignee hereby grants to Assignor a royalty-bearing, worldwide, exclusive (even as to Assignee) license (with the right to sublicense) to use the inventions, ideas and information embodied in the Assigned Patents to develop, make, use and sell products intended solely for use as reagents or products and methods intended solely for use in testing for and diagnosing Conditions in humans, animals or organisms, as well as products and methods intended for predicting or testing the effect of treatment of Conditions in humans or animals. The term “Conditions” includes but is not limited to conditions which are classified as “diseases”.

3.1.1 All rights under the Assigned Patents other than those expressly provided in this Section 3.1 are hereby reserved to Assignee. For the avoidance of doubt, Assignor shall have no right under such license to develop, make, use and sell products intended for therapeutic use.

3.1.2 Assignor will use commercially reasonable efforts to commercialize (and shall cause its sublicensees, if any, to use commercially reasonable efforts to commercialize) the Assigned Patents in accordance with the scope of its license hereunder. Assignor shall pay royalties on Net Sales of Covered Products under such license at the same rates and on the same basis as specified in Section 3.2.6 hereof and the provisions of Section 3.2.7 and Sections 3.3 through 3.7 (with suitable modifications reflecting the reversal of roles of the Parties and the diagnostic nature of the Covered Products included in the license) shall be deemed to constitute obligations of Assignor under such license.

3.1.3 Assignor’s obligation to make the royalty payments on sales of Covered Products shall continue, on a country by country basis, until expiration of the last Assigned Patent with a Valid Claim Covering such Covered Product in such country.

3.2 As consideration for the sale, assignment and transfer of the Assigned Patents and the Patent-Related Information to Assignee by Assignor, Assignee agrees to pay to Assignor:

3.2.1 $500,000, payable in the following four installments:

Date	Amount
Execution of Definitive Agreement	$50,000
August 1, 2008	$50,000
November 1, 2008	$200,000
February 1, 2009	$200,000

3.2.2 within thirty (30) days following presentation to Assignee of suitable documentation, all of Assignor’s costs and expenses relating to the prosecution of the Assigned Patents which first become due after May 1, 2008;

3.2.3 a onetime milestone payment of $250,000 within thirty (30) days following the dosing of the first patient in the first clinical trial in the United States or the European Union of the first Covered Product;

3.2.4 a onetime milestone payment of $2,000,000 within thirty (30) days following the first approval obtained by Assignee or its Related Parties from the United States Food and Drug Administration (“FDA”) of a New Drug Application (“NDA”) for a Covered Product;

3.2.5 a onetime milestone payment of $1,000,000 within thirty (30) days following FDA approval of each NDA covering an additional Covered Product;

3.2.6 for each calendar quarter until the calendar quarter in which the last Assigned Patent expires, royalties on aggregate worldwide Net Sales for such quarter according to the following schedule:

Royalty Tier	Royalty
On Quarterly Net Sales less than and including $100 million	1%
On Quarterly Net Sales greater than $100 million and equal to or less than $200 million	1.5%
On Quarterly Net Sales in excess of $200 million	2%

Royalty payments payable hereunder will be paid to Assignor not later than forty-five (45) calendar days following the end of the calendar quarter in which the obligation to make such payment obligation accrues. The obligation to make the royalty payments on sales of Covered Products shall continue, on a country by country basis, until expiration of the last Assigned Patent with a Valid Claim Covering such Covered Product in such country; and

3.2.7 five percent (5%) of any license or milestone payments paid to Assignee by a Third Party under any exclusive or non-exclusive license of the therapeutic rights under the Assigned Patents granted by Assignee to any Third Party; provided, however, that if the event giving rise to such license or milestone payment by a Third Party is the same as an event specified in Sections 3.2.2, 3.2.3 or 3.2.4, Assignee’s obligation shall be to pay the greater of the milestone specified in such Section or such five percent (5%), but not both.

3.3 Assignee shall obtain from each of its Related Parties all information with respect to sales of Covered Products made by such Related Parties to Third Parties necessary to calculate Net Sales by such Related Party (and include such information in the calculation of Net Sales reported in the royalty reports described in Section 3.4). Any such sales by Related Parties will be deemed sales by Assignee for purposes of computing Net Sales.

3.4 Each payment made hereunder shall be accompanied by a report in writing showing the period and/or the milestone to which such payment applies and, for each royalty report, the amount billed to Third Parties for each Covered Product during the relevant calendar quarter, the deductions from the amount billed for each Covered Product to arrive at Net Sales, the total Net Sales for the calendar quarter for each Covered Product, the conversion rate (determined in accordance with Section 3.5) for the calendar quarter used to convert any currency other than U.S. Dollars (“Dollars”) into Dollars and the royalties due on account of such Net Sales.

3.5 Where customers in any country are billed in a currency other than Dollars, then for purposes of computing royalty payments on Net Sales for any calendar quarter, the aggregate of Net Sales billed in such currency for such quarter shall be converted into Dollars at the commercial rate at which Dollars could be purchased with such foreign currency (the “Dollar

Purchase Rate”) on the last business day of such quarter, based on the Dollar Purchase Rate on such date as quoted by Citibank, N.A. in New York or other such valid source as agreed by the Parties if Citibank, NA in New York no longer exists. Net Sales in such country for such quarter as so converted shall be included in aggregate worldwide Net Sales for purposes of determining the royalty due to Assignor under Section 3.1.

3.6 Except as otherwise provided in this Section 3.6, (a) all amounts of royalties and milestone payments payable by Assignee pursuant to this shall be paid in Dollars without deducting therefrom any tax, duty, charge, conversion or remittance fee, commission, discount or other fee payable in respect of such royalty payment and (b) if any tax, however denominated, is levied against Assignor in the Territory solely because of Assignee business conducted pursuant to this Agreement, then Assignee shall pay such tax timely without deduction from any royalty payment. Notwithstanding the foregoing, any and all taxes levied by a proper taxing authority required to be withheld by Assignee on account of royalties accruing to Assignor under this Agreement may be deducted from such royalty payment; provided that (x) such amount is promptly paid for on behalf of Assignor to the appropriate tax authorities and (y) Assignee furnishes Assignor with official tax receipts or other appropriate evidence of payment issued by the appropriate tax authorities. Assignor shall be solely responsible for filing any returns or information with the relevant tax authorities in order to secure a reduction in withholding tax to the appropriate rate prevailing taxation treaty between the relevant jurisdiction and the United States, and Assignee shall undertake to cooperate with all reasonable requests of Assignor, if requested, in this respect.

3.7 Assignee shall keep all records relating to sales of Covered Products in any period for not less than three (3) years from the date of the royalty report for such period.

3.7.1 From time to time until three (3) years following expiration of the last Assigned Patent with a Valid Claim Covering any Covered Product, Assignor and its designated representatives or advisors shall have the right, at Assignor’s expense, to have an independent certified public accounting firm of nationally recognized standing selected by Assignor and reasonably acceptable to Assignee, at the Assignor’s expense, examine such of the records of Assignee as may be reasonably necessary to verify the accuracy of the royalty reports hereunder, but Assignor shall not be allowed to audit any single calendar year more than once absent a demonstration of a reasonable basis for such additional audit. Assignee shall make such records available for inspection during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Assignor.

3.7.2 All information learned by such accounting firm in the course of any audit or inspection hereunder shall be deemed Confidential Information of Assignee. The accounting firm shall disclose to Assignor only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies, including sufficient information to enable Assignor to pursue the correction of any discrepancies. No other information shall be provided to Assignor.

3.7.3 If the audit reveals an error in Assignor’s favor (i.e., an underpayment) which is greater than five percent (5%) of the amounts due from Assignee specified in Assignee’s royalty report for such quarter, Assignee shall, in addition to immediately remitting to Assignor the amount of underpayment, (i) pay for the cost of such audit and (ii) pay interest to Assignor on such underpayment from the date such amounts were accrued until the date such amounts are paid at a rate per annum that is one percent (1%) higher than the prime rate reported in the New York edition of The Wall Street Journal (or if The Wall Street Journal is no longer published, then such other leading daily business and financial periodical of general circulation as the Parties may reasonably agree) on the last date of publication preceding the date payment was due (the “Late Payment Rate”). In the event the audit shows that Assignee has overpaid any royalties or milestone payments due to Assignor hereunder, Assignee shall be allowed to deduct the amount of such overpayment (plus interest on such overpayment at the Late Payment Rate from the date of such overpayment) from the next royalty payment due to Assignor, provided, however, that the next royalty payment shall not be reduced by such deduction to less than 75% of the royalties due as reflected on the royalty report for such quarter. Amounts not deducted in any calendar quarter as a result of the limitation in the preceding sentence may be deducted (subject to such limitation) in subsequent quarters.

3.8 Assignee shall have the right, at any time during the period commencing October 1, 2008 and ending November 1, 2008 (the date on which the third installment of $200,000 is due under Section 3.1.1), to re-assign to Assignor the Assigned Patents and all Patent-Related Information, whether initially obtained by Assignee from Assignor or created or developed by Assignee during the period after the Effective Date and prior to the date on which notice of such assignment is delivered to Assignor (the “Assignment Notice”). The Assignment Notice shall be accompanied by a Patent Assignment Agreement substantially in the form of this Agreement (subject to suitable modification relating to the change in the Parties’ respective roles thereunder) (the “Re-Assignment Agreement”), except that neither Assignee nor Assignor shall have any obligation to make any payments to the other of any kind, including of the type specified in Section 3 of this Agreement. Assignee shall not incur any liability or penalty as a result of exercising its rights under this Section 3.8. Assignor shall promptly execute and return to Assignee a copy of the Re-Assignment Agreement. Upon delivery to Assignor of the Assignment Notice and an executed version of the Re-Assignment Agreement, Assignee shall be relieved of any further liability or responsibility with respect to the Assigned Patents and the Covered Products except as expressly provided in the Re-Assignment Agreement.

3.9 Assignee will use commercially reasonable efforts to commercialize (and shall cause its sublicensees, if any, to use commercially reasonable efforts to commercialize) the Assigned Patents. For each year, a short report on the activities of the Assignee on its activities towards commercialization of the Assigned Patents shall be provided to the Assignor. The first report is due by February 1, 2010 covering the activities in the year 2009, the second report is due by February 1, 2011 covering the activities in the year 2010, etc. Commercially reasonable efforts means that Assignee will take such actions, will exert such effort and will employ such resources as are consistent with efforts that would be employed by a pharmaceutical company with resources equivalent to Assignee’s with respect to research activities seeking to exploit specific proprietary scientific knowledge, taking into consideration the results to date of the research and the anticipated commercial opportunity. If such efforts are hindered or delayed due to reasons beyond the control of Assignee; the Parties agree to discuss the situation in good faith. If, however, Assignor believes that such efforts have been halted for other reasons (such as changed priorities by the Assignee), Assignor shall provide notice to Assignee of Assignor’s belief and the reasons for such belief and the parties shall promptly meet to discuss the situation in good faith. If the Assignee is unable within 60 days of Assignor’s notice to satisfy the Assignor to its reasonable satisfaction that halting commercialization is justified, the Assignee agrees to submit the reasonableness of halting commercialization to arbitration under Section 8 and, if halting commercialization is found to be unreasonable, to reassign the Assigned Patents and all Patent-Related Information, whether initially obtained by Assignee from Assignor or created or developed by Assignee during the period after the Effective Date and prior to the date on which notice of such assignment is delivered to Assignor (the “Assignment Notice”). The Assignment Notice shall be accompanied by a Patent Assignment Agreement substantially in the form of this Agreement (subject to suitable modification relating to the change in the Parties’ respective roles thereunder) (the “Re-Assignment Agreement”). Assignee shall promptly execute and return to Assignor a copy of the Re-Assignment Agreement. Assignee shall be relieved of any further liability or responsibility with respect to the Assigned Patents and the Covered Products except as expressly provided in the Re-Assignment Agreement.

Section 4. Representations and Warranties of the Assignor

4.1 Assignor represents and warrants to the Assignee as of the Effective Date as follows:

4.1.1 Assignor is a corporation duly incorporated, validly existing, and in good standing under the laws of the Kingdom of Denmark and has the power, authority, and capacity to enter into this Agreement and to carry out its terms.

4.1.2 The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Assignor, and this Agreement constitutes a valid and binding obligation of the Assignor enforceable against the Assignor in accordance with its terms.

4.1.3 Assignor is the legal and beneficial owner of the Assigned Patents and the Patent-Related Information, free and clear of all encumbrances whatsoever, and is not a party to or bound by any contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Assigned Patents and the Patent-Related Information.

4.1.4 Assignor has the right to convey, assign and transfer all of the right, title and interest in the Assigned Patents and the Patent-Related Information in the manner provided herein.

4.1.5 Assignor has not granted any person other than Assignee any interest in or right to use the Assigned Patents.

4.1.6 Assignor is not aware of any claim of infringement (or the inducing of or contribution to the infringement) of any intellectual property rights of any other person arising from the practice of the Assigned Patents or the use of any inventions, technology or ideas disclosed therein, nor has Assignor received any notice that use of the Assigned Patents infringes upon or breaches or will infringe upon or breach any intellectual property rights of any other person.

4.1.7 Assignor, including its officers, employees and agents, makes no representations or warranties to Assignee that the Assigned Patents are or will be held valid or enforceable, or that the manufacture, importation, use, offer for sale, sale or other distribution of any Covered Products will not infringe any patent or other rights.

Section 5. Representations of Assignee

5.1 Assignee represents and warrants to Assignor as follows:

5.1.1 Assignee is a corporation duly incorporated, validly existing, and in good standing under the laws of State of Delaware, and has the power, authority, and capacity to enter into this Agreement and to carry out its terms.

5.1.2 The execution and delivery of this Agreement and the License Agreement and the completion of the transactions contemplated hereby and thereby has been duly and validly authorized by all necessary corporate action on the part of Assignee, and this Agreement constitutes (and the License Agreement assuming due execution and delivery thereof by Assignor will constitute) a valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with its terms.

5.1.3 Assignee, including its officers, employees and agents, makes no representations or warranties to Assignor that the Assigned Patents are or will be held valid or enforceable, or that the manufacture, importation, use, offer for sale, sale or other distribution of any Covered Products will not infringe any patent or other rights.

Section 6. Enforcement

6.1 Assignor agrees to promptly notify Assignee in writing of any infringement or misappropriation or claim of infringement of Third Party rights in respect of any of the Assigned Patents of which Assignor becomes aware and will provide Assignee with any and all evidence in its possession, if any, of such infringement, misappropriation or breach.

6.2 Assignee agrees to promptly notify Assignor in writing of any infringement or misappropriation or claim of infringement of Third Party rights in respect of any of the Assigned Patents of which Assignee becomes aware and will provide Assignor with any and all evidence in its possession, if any, of such infringement, misappropriation or breach.

6.3 Each Party shall, upon request, provide the other Party with all available evidence in its possession relevant to such infringement or suspected infringement. From and after the Effective Date, Assignee shall have the sole and absolute discretion to control the assertion and defense of the Assigned Patents, using counsel of its choice, and the Assignor shall cooperate, at the sole expense of the Assignee, with all reasonable requests of the Assignee for assistance in the assertion and defense of the Assigned Patents. Assignee shall be solely responsible for all costs whatsoever, including attorney’s fees, arising after the Effective Date and associated with the assertion and defense of the Assigned Patents, and in cases of assertion of the Assigned Patents, shall retain all recoveries with respect thereto.

6.4 Notwithstanding Sections 2 and 6.3, the Assignee agrees to prosecute, maintain and defend all Assigned Patents until November 1, 2008. During such period and thereafter, the Parties will cooperate in good faith in connection with the prosecution, maintenance and defense of all Valid Claims claiming subject matter relevant to Assignor’s exercise of the license granted in Section 3.1.

6.5 Consistent with its obligations under Section 6.4, Assignee will prosecute, maintain and defend the Assigned Patents in the following countries: United States, Canada, Australia, Japan, Korea, China, India, Germany, France, Switzerland, United Kingdom and Denmark (the “Obligatory Patent Maintenance Territories”). Assignee may maintain patents in other countries or regions at own discretion.

Section 7. Breach of Contract

The Parties expressly agree that, in the event a Party violates, defaults or fails to perform any of its respective covenants, obligations, agreements, representations or warranties contained herein, full legal remedy shall remain available to the non-defaulting Party for redress of such violation, default or failure, including the right to recover monetary damages or to secure such other relief appropriate to the circumstances.

Section 8. Resolution of Disputes

Subject to the rights of the Parties under Section 8.5, if the Parties do not fully settle, within thirty (30) days after notice thereof, any dispute, claim or controversy arising out of or in connection with this Agreement, such dispute, claim or controversy shall be finally resolved by binding arbitration in accordance with the following provisions:

8.1 All disputes arising out of or in connection with the interpretation, execution and/or resolution of the present contract shall be settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) and all expedited procedures prescribed by the ICC rules shall apply. A single arbitrator who is knowledgeable about and experienced in pharmaceutical research and development shall conduct the arbitration under the then current rules of the ICC, unless otherwise provided herein. The arbitrator shall be chosen in accordance with ICC procedures from a list of qualified people maintained by the ICC. In the event the Parties fail to agree on a single arbitrator, each Party shall select one arbitrator and the two so selected shall select a third and the arbitration shall be conducted by such panel of three arbitrators. In no event shall any such arbitrator be a resident or domiciled in any country in which either Party is domiciled or has its principal place of business.

8.2 Any arbitration shall take place in London, England and shall be conducted in the English language. The award of the arbitrators shall be final and binding on both Parties and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The Parties bind themselves to carry out the awards of the arbitrators. The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court; provided, however, that no punitive damages, or damages expressly excluded in accordance with Section 9.2 may be awarded and no court action may be maintained seeking such damages. The decision of any two of the three arbitrators appointed shall be binding upon the Parties and final.

8.3 Each Party shall bear its own expenses incurred in connection with the arbitration, including, without limitation, attorneys fees, costs of bringing in consultants and experts (including deposition costs) as well as travel, food and lodging. The costs of the ICC arbitration itself, including fees payable to the ICC, the arbitrators as well as payments for the venue, shall, subject to the award of the arbitrators, be divided equally between the Parties. The arbitrators shall have the power to award recovery of all costs of the arbitration (including reasonable attorneys’ fees, administrative fees, arbitrators’ fees and court costs) as they so determine.

8.4 Except as set forth below, the Parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the Parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a Party has stock that is publicly traded, the Party may make such disclosures as are required by applicable securities laws or the rules of any stock exchange on which such Party’s stock is publicly traded. Further, if a Party is expressly asked by a Third Party about the dispute or the arbitration, the Party may disclose and acknowledge in general and limited terms that there is a dispute with the other Party which is being (or has been) arbitrated. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then these confidentiality provisions shall not be applicable to any disclosures made or required to be made in connection with proceedings to enforce the arbitration award.

8.5 No provision of, nor the exercise of any rights under, this Section 8 shall limit the right of either Party to request and obtain from a court of competent jurisdiction before or during the pendency of any arbitration, provisional or ancillary remedies and relief including, but not limited to, injunctive or mandatory relief or the appointment of a receiver. Any proceedings between the Parties pursuant to this Section 8.5 shall be conducted in the English language. The institution and maintenance of such proceedings shall not constitute a waiver of the right of any Party, even if it is the plaintiff, to submit the dispute to arbitration if such Party would otherwise have such right. For purposes of this provision, the Party named defendant in any such proceedings hereby submits unconditionally to the exclusive jurisdiction of the Courts and Tribunals of the city of London, England to commence such proceedings, waives any objection to the venue of any such proceedings in any such court and any objection that any such court provides an inconvenient forum and consents to the service of process upon it in connection with any such proceedings in the same manner as provided for the giving of notice hereunder.

Section 9. Miscellaneous

9.1 Nothing contained in this Agreement shall be construed as conferring upon either Party any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, trade dress or other designation of the other hereto (including any contraction, abbreviation or simulation of any of the foregoing), save as expressly stated herein. Except as otherwise required by applicable law or regulation, each Party hereto agrees not to use or refer to this Agreement or any provision hereof in any promotional activity without the express written approval of the other Party. In the event any Party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such Party shall so advise the other Parties hereto, and the Parties shall thereafter use all commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued. Except as otherwise required by law or applicable stock exchange regulations, neither Party will publicly or privately disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other Party’s written consent.

9.2 Neither Assignee nor Assignor shall be liable, whether in contract, tort (including negligence and strict liability) or otherwise, for any special, indirect, incidental, punitive, or consequential damages arising hereunder, including, but not limited to, loss of profits or goodwill, business interruptions or claims of customers, even if advised of the possibility of such damages. Notwithstanding anything to the contrary in this Agreement, the Parties agree that, if the Assignee fails to prosecute, maintain and defend the Assigned Patents until November 1, 2008 or if either Party fails to cooperate in the prosecution, maintenance or defense of the Valid Claims claiming subject matter relevant to Assignor’s exercise of the license granted in Section 3.1, the damages suffered by other Party, pursued and defended, may be considerable but very difficult to measure and document. Accordingly, the Party which is alleged to have failed its obligation agrees that the other Party shall have the right to equitable relief (including by injunction or order of specific performance) from any court of competent jurisdiction for such failure.

9.3 No amendment, modification or alteration of the terms or provisions of this Agreement will be binding unless the same is in writing and duly executed by each of the Parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement will be deemed to, or will, constitute a waiver of any other provision hereof (whether or not similar) or of any other present or future right or obligation hereunder. No delay on the part of any Party to this Agreement in exercising any right, power or privilege hereunder will operate as a waiver thereof.

9.4 If any provision of this Agreement or the application of any such provision to any person, Party or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement and this Agreement will remain in full force and effect and will be effectuated as if such illegal, invalid or unenforceable provision is not part thereof; provided, however, that if such provision is held to be invalid or unenforceable because overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

9.5 This Agreement (including the Exhibits attached hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the Parties.

9.6 The terms and conditions of this Agreement will inure to the benefit of, and be binding upon, the respective successors and assigns of the Parties hereto. This Agreement and the license and other rights granted or created hereunder may not be assigned, in whole or in part by either Party without the prior written consent of the other Party, and any attempted assignment shall be null and void; provided, however, that either Party may assign or otherwise transfer its rights and obligations under this Agreement to any Affiliate or to any successor in interest to the entire business conducted by the assigning party to which this Agreement relates (whether by merger, share exchange, sale or issuance of stock, sale or other transfer of assets, combination or consolidation of any type, operation of law, purchase, assignment or otherwise), but only if such assignee or successor agrees in writing to be bound by the terms hereof.

9.7 Nothing in this Agreement, express or implied, is intended to confer any rights or remedies hereunder on any person other than Assignee or Assignor or any of their respective successors and permitted assigns.

9.8 The Parties hereto acknowledge and agree that the Exhibits attached hereto are an integral part of this Agreement, and are hereby incorporated by reference herein and made a part hereof.

9.9 The Recitals and the headings of the articles, sections and paragraphs contained in this Agreement are inserted for convenience only and will not be deemed to constitute part of this Agreement or to affect the construction thereof.

9.10 The laws of the State of New York (without regard to its conflict of laws rules) will govern the interpretation, construction, validity, performance and enforcement of this Agreement.

9.11 Assignee and Assignor each acknowledge that this Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party.

9.12 This Agreement may be executed by facsimile or original signature in two or more counterparts, each of which will for all purposes be deemed to be an original but all of which together will constitute one and the same instrument.

9.13 Each Party shall do and execute, or arrange for the doing and executing of, each necessary act, document and thing to implement this Agreement, including without limitation executing and delivering and recording any license required by local law, with terms consistent with this Agreement to the extent permitted by such local law, in the relevant country or jurisdictions.

9.14 All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile or electronic mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Assignee, to:

Nastech Pharmaceutical Company Inc.

3450 Monte Villa Parkway

Bothell, WA 98021

Attention: Office of the Chief Executive Officer and President

Facsimile No.: (425) 908-3650

with a copy to:

Pryor Cashman Sherman & Flynn LLP

410 Park Avenue

New York, NY 10022

Attention: Lawrence Remmel

Facsimile No.: (212) 326-0806

if to Assignor, to:

Ribotask ApS

Sdr. Boulevard 44-3. sal

DK-5000, Odense C

Denmark

Attention: Suzy Lena

Facsimile No: + 45 65 50 43 85

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile or electronic mail on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing if sent by mail.

9.15 The Parties hereto are independent contractors and nothing contained in this Agreement shall be deemed or construed to create the relationship of a partnership or joint venture or of any association or relationship between the Parties. Assignor and Assignee each acknowledges that it does not have the authority to make (and agrees not to make) any representation to any Third Party, either directly or indirectly, indicating that it has the authority to act for or on behalf of the other Party nor does it have the authority to obligate (nor shall it obligate or purport to obligate) the other Party in any manner whatsoever, beyond authority expressly granted herein.

9.16 Following the Effective Date, each Party may make a public announcement with respect to the existence of this Agreement subject to the approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed. The substance of any such public announcement, once made, may be republished by either Party without the further approval of the other Party. Except with respect to such press release announcing execution and subject matter of this Agreement by the Parties, and except as otherwise required by law or the applicable regulations of any securities exchange, neither Party shall use the name of the other Party or of any staff member or employee of the other Party in any announcement publication, or presentation which relates to the subject matter of this Agreement without the prior written consent of the other Party. Except as expressly provided above, each Party shall keep this Agreement and all of its terms and conditions confidential.

9.17 Each Party shall hold in confidence any Confidential Information of the other Party hereunder, and agrees not to disclose any such Confidential Information to any Third Party without the express written consent of the other Party; provided, however, that either Party may disclose such information: (a) in confidence, to its employees, consultants, attorneys, auditors and professional advisors with a need to know and who agree to appropriate restrictions on use or disclosure other than to further the purposes of this Agreement or (b) to a court or tribunal as necessary to enforce this Agreement.

9.17.1 The Parties shall use the same degree of care in protecting Confidential Information as each uses for its own information of like importance, but not less than a reasonable degree of care. Each Party will use Confidential Information only for purposes of furthering the purposes of this Agreement. With respect to any Confidential Information that is revealed by a Party to the other Party, this confidentiality requirement will remain in force for a period of five years following the expiration or termination of this Agreement.

9.17.2 Notwithstanding any other provision of this Agreement, a Party may disclose Confidential Information which is required to be disclosed by law, rule or regulation (including applicable regulations of any securities exchange), or any, administrative or legal process; provided, however, that the Party proposing to make such disclosure shall give prompt prior written notice to the other Party and agrees to consult with the other Party in good faith regarding the scope of such disclosure. Furthermore, in the case of any administrative or legal process, the Party proposing to make such disclosure shall provide reasonable cooperation to the other Party, at the other Party’s expense, in the latter Party’s efforts to challenge the basis for such compelled disclosure or limit the scope of disclosure of such information, as the disclosing Party may deem appropriate.

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed in duplicate originals by their duly authorized representatives as of the day and year first above written.

ASSIGNOR:

Ribotask ApS

By:	/s/ Jesper Wengel
Name:	Jesper Wengel, Ph.D.
Title:	Chairman of the Board

By:	/s/ Suzy Lena
Name:	Suzy Lena
Title:	CEO

ASSIGNEE:

NASTECH PHARMACEUTICAL COMPANY, INC.

By:	/s/ Bruce York
Name:	Bruce York
Title:	CFO

Exhibits

A     –     Assigned Patents

B     –     Form of Assignment

C     –     Obligations to Inventors

EXHIBIT A

ASSIGNED PATENTS

[Hydroxymethyl substituted RNA oligonucleotides and RNA complexes – See attached]

EXHIBIT B

Form of Recordable Patent Assignment

For good and valuable consideration, the receipt of which is hereby acknowledged, Ribotask ApS, a company established under the laws of Denmark, (hereinafter “Assignor”), hereby grants and assigns to Nastech Pharmaceutical Company Inc., a company established under the laws of the State of Delaware, United States of America (hereinafter “Assignee”), all of Assignor’s right, title and interest in and to the Assigned Patents identified in Attachment A hereto, to have and to hold the same, unto Assignee for its own use and enjoyment and for the use and enjoyment of its successors and assigns, for the full term or terms of all such rights.

IN WITNESS WHEREOF, Assignor has caused this Patent Assignment to be duly signed on its behalf.

Ribotask ApS

By:
Name:	Jesper Wengel, Ph.D.
Title:	Chairman of the Board

By:
Name:	Suzy Lena
Title:	CEO

Date:

State of	)
) S.S.
County of	)

Before me this      day of             , 20     , personally appeared                             , to me known to be the person(s) who are described in and who signed the foregoing Assignment and acknowledged to me that they signed the same of their own free will for the purpose therein expressed.

Notary Public

ATTACHMENT A [TO EXHIBIT B]

ASSIGNED PATENTS

Patent Number	Issue Date	Expiration Date

EXHIBIT C

OBLIGATIONS TO INVENTORS